EXHIBIT 10.3

STOCK OPTION
GRANT AGREEMENT

Effective [___] (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of Babcock & Wilcox Enterprises, Inc. (“BW”) selected you to receive a grant of Nonqualified Stock Options (the “Options”) under the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “BW” as used in this Agreement with reference to employment shall include subsidiaries of BW (including unconsolidated joint ventures). Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Subject to the provisions of the Plan, the terms and conditions of this grant are as follows:

1.
Number and Price of the Options – BW grants to you the option to purchase from BW at the price of $[_____]/share up to, but not exceeding in the aggregate, the number of shares of BW common stock as shown on the attached Notice of Grant (which is incorporated herein by reference) and as explained hereinafter and in the Plan.

2.	Option Term – The Options have been granted for a period of ten (10) years from the Date of Grant (the “Option Term”).

3.
Vesting of Options – Subject to the “Forfeiture of Options” paragraph below, the Options do not provide you with any rights or interest therein until they vest and become exercisable [___]. The Options which are or become exercisable at the time of termination of employment continue to be exercisable until terminated in accordance with Section 6 below.

Prior to [___], all unvested Options shall become vested and exercisable on the earliest to occur of: (1) the date of termination of your employment from BW due to death, (2) your Disability or (3) a Change in Control, but only to the extent provided in Section 4 hereof.

If your employment is terminated prior to [___] due to Retirement, [___] of the then-unvested outstanding Options will become vested and exercisable provided your termination date is on or after [___], and [___] of the then-unvested outstanding Options will become vested and exercisable provided your termination date is on or after [___]. For this purpose,

“Retirement” means a voluntary termination of employment after attaining age 65 or an involuntary termination due to reduction in force. For purposes of this Agreement, the term a “Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Employee Severance Plan or successor plan (as may be amended) whether or not you are a participant in such plan, termination of employment in connection with a voluntary exit incentive program, or termination of employment under other circumstances which the Committee designates as a reduction in force.

The Committee may provide for additional vesting under other circumstances, in its sole discretion, to the extent permitted under the Plan.

4.	Change in Control Vesting

(a)
If you remain employed by BW throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, you will become 100% vested in all unvested Options evidenced by this Agreement upon the Change in Control, except to the extent that an award meeting the requirements of Section 4(c) below (a “Replacement Award”) is provided to you in accordance with Section 4(c) below to replace, adjust or continue the award of the Options covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to the Options in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.

(b)
If, upon or after receiving a Replacement Award, you experience a termination of employment with BW (or any successor) (the “Successor”) by reason of you terminating employment for Good Reason or the Successor terminating your employment other than for Cause, in each case within a period of two years after the Change in Control and during the vesting period set forth in Section 3, you shall become 100% vested in the Replacement Award upon such termination.

(c)
For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., nonqualified stock options) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of BW or its successor in the Change in Control or another entity that is affiliated with BW or its successor following the Change in Control; (iv) if your holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which under the Code are not less favorable to you than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to you holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 4(c) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d)
For purposes of this Agreement, “Cause” means: (i) your willful and continued failure to perform substantially your duties with the Company or an Affiliate (occasioned by reason other than your physical or mental illness or disability) after a written demand for substantial performance is delivered to you by BW which specifically identifies the manner in which BW believes that you have not substantially performed your duties, after which you shall have thirty (30) days to defend or remedy such failure to substantially perform your duties; (ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to BW; or (iii) your conviction with no further possibility of appeal for, or plea of guilty or nolo contendere by you to, any felony. The cessation of your employment under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Committee at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(e)	A termination “for Good Reason” shall mean your termination of employment with the Successor as a result of the initial occurrence, without your consent, of one or more of the following events:

(i)	a material diminution in your duties or responsibilities from those applicable immediately before the date on which a Change in Control occurs;

(ii)	a material reduction in your annual rate of base salary or target bonus as in effect on the Change in Control or as either of the same may be increased from time to time thereafter;

(iii)
a material reduction in the amount of your annual target long-term incentive compensation opportunity (whether payable in cash, common stock or a combination thereof) as in effect on the Change in Control or as the same may be increased from time to time thereafter, unless such material reduction applies to all similarly situated executives of BW and the parent corporation resulting from the Change in Control; and provided that for the avoidance of doubt, a material reduction of such annual target long-term incentive compensation opportunity shall not be deemed to occur if such opportunity becomes payable solely in cash; or

(iv)
a change in the location of your principal place of employment with BW by more than fifty (50) miles from the location where you were principally employed immediately before the Change in Control without your consent.

Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (A) you have provided written notice to BW of the existence of one or more of the conditions listed in (i) through (iv) above and your intention to terminate employment as a result within sixty (60) days after your knowledge of such condition or conditions occurs; and (B) such condition or conditions have not been cured by BW within thirty (30) days after receipt of such notice.

5.
Forfeiture of the Options – Options which are not or do not become vested and exercisable at your termination of employment with BW for any reason shall, coincident therewith, terminate and be of no force and effect.

In the event that (i) you are convicted of (1) a felony or (2) misdemeanor involving fraud, dishonesty or moral turpitude, or (ii) you engage in conduct that adversely effects or may reasonably be expected to adversely affect the business reputation or economic interests of BW, as determined in the sole discretion of the Committee, then all outstanding Options awarded to you under this grant terminate and have no force and effect immediately upon notice of such conviction or determination. In addition, your right to exercise the Options may be suspended during any inquiry regarding any such acts pending a final determination by the Committee. The provisions of this Section 5 are in addition to the clawback provisions in Section 10 below.

6.	How to Exercise – [___] (“[___]”) currently administers BW’s stock plans and you must exercise your Options with [___]. You have two ways to exercise your Options through [___]:

1.	Online at [___]; or,

2.	Telephone [___]

In addition to other exercise procedures permitted by the Plan, you may satisfy the Option Price and any statutory minimum withholding tax obligation for any exercise during your employment with BW by tendering a portion of the exercised shares to BW in accordance with BW’s net exercise procedures. Certain restrictions apply if you are a Section 16 insider. The Committee may change Plan administrators or exercise procedures from time to time. You will be notified of such changes, as applicable.

7.	Termination of Options – The Options shall terminate and be of no force or effect as follows:

(a)
If you continue in the employ of BW through the Option Term, the Options will remain exercisable, subject to the terms hereof and the Plan, until the expiration of the Option Term, at which time the Options shall terminate and have no force or effect;

(b)
If your employment involuntarily terminates during the Option Term by reason of a Retirement or Disability, the Options will remain exercisable, subject to the terms hereof and the Plan, until the expiration of the Option Term, at which time the Options shall terminate and have no force or effect;

(c)
If your employment terminates during the Option Term by reason of death, the Options terminate and have no force or effect three (3) years after the date of death, or upon the expiration of the Option Term, whichever occurs first;

(d)
If your employment terminates during the Option Term for any other reason, the Options terminate and have no force or effect upon the expiration of twelve (12) months after your termination of employment or the expiration of the Option Term, whichever occurs first.

8.
Who Can Exercise – During your lifetime the Options shall be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, shall vest in the assignee or transferee any interest whatsoever.

9.
Taxes. You will recognize income upon the exercise of the Options in accordance with the tax laws of the jurisdiction that is applicable to you. State income tax and FICA withholding may also be required and will be withheld in the same manner. You agree to promptly pay to BW the amount of income tax which BW is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize BW to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you. From time to time, the Committee may, in its sole discretion, determine to satisfy any statutory minimum withholding obligation by another method permitted by the Plan.

10.	Clawback Provisions.

(a)  Recovery of Options. In the event that BW is required to prepare an accounting restatement due to the material noncompliance of BW with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, BW will have the right to recover the Options granted during the three-year period preceding the date on which the Board or BW, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

(b)  Recovery Process. In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the Options either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such Options in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such Options), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code.  There shall be no duplication of recovery under Article 20 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act.

11.
Other. Neither the action of BW in establishing the Plan, nor any action taken by it, by the Committee or the Board of Directors under the Plan nor any provisions of this Agreement shall be construed as giving to you the right to be retained in the employ of BW.